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EXHIBIT 10.33

FORM OF
THE GOLDMAN SACHS AMENDED AND RESTATED
STOCK INCENTIVE PLAN
2004 DISCOUNT STOCK PROGRAM AWARD

          This Award Agreement sets forth the terms and conditions of the award of RSUs under the Discount Stock Program (“DSP RSUs”) granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “Plan”).

          1.      The Plan.  This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. References in this Award Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision.

          2.      Award.

          (a)      Form of Award.  The number of DSP RSUs subject to this Award is set forth in the Award Statement delivered to you. The Award Statement shall designate your DSP RSUs as either “Base RSUs” or “Discount RSUs.” An RSU is an unfunded and unsecured promise to deliver (or cause to be delivered) to you, subject to the terms and conditions of this Award Agreement, a share of Common Stock (a “Share”) on the Delivery Date or as otherwise provided herein. Until such delivery, you have only the rights of a general unsecured creditor, and no rights as a shareholder, of GS Inc.

          (b)      Certain Conditions Precedent.  YOUR DSP RSU AWARD IS EXPRESSLY CONDITIONED ON: (I) YOUR BEING A PARTICIPANT IN THE GOLDMAN SACHS PARTNER COMPENSATION PLAN OR THE GOLDMAN SACHS RESTRICTED PARTNER COMPENSATION PLAN ON THE DATE OF GRANT AND YOUR EXECUTING ANY AGREEMENT REQUIRED IN CONNECTION WITH SUCH PARTICIPATION; AND (II) YOUR SIGNING THE RELATED SIGNATURE CARD AND RETURNING IT TO GS  INC. BY THE DATE SPECIFIED ON THE SIGNATURE CARD. UNLESS OTHERWISE DETERMINED BY THE COMMITTEE, YOUR FAILURE TO MEET THESE CONDITIONS WILL RESULT IN THE CANCELATION OF YOUR DSP AWARD. YOUR DSP AWARD IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN PARAGRAPH 13. BY SIGNING AND RETURNING THE RELATED SIGNATURE CARD YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF ALL OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

          (c)      Status under Shareholders’ Agreement.  The Shares delivered with respect to this Award will be subject to the Goldman Sachs Shareholders’ Agreement to which you are a party, as amended from time to time (the “Shareholders’ Agreement”), except those Shares will not be considered “Covered Shares” as defined in that Agreement. Shares underlying your Base RSUs will not count toward satisfying your transfer restriction requirements under Section 2.1 of the Shareholders’ Agreement until the Transfer Restrictions described in Paragraph 3(b)(i)(B) are removed

          3.      Vesting, Delivery and Transfer Restrictions.

          (a)      Vesting.

          (i)      Base RSUs.  Except as provided in Paragraph 2(b), you shall be fully Vested in all of your Outstanding Base RSUs on the Date of Grant, and, subject to Paragraph 10, neither such Base RSUs, nor the Shares underlying them, shall be forfeitable for any reason.

          (ii)      Discount RSUs.  Except as provided in this Paragraph 3 and in Paragraphs 4, 7, 8, 10 and 11, on each Vesting Date you shall become Vested in the number or percentage of your Outstanding Discount RSUs specified next to such Vesting Date on the Award Statement (which may be rounded to avoid fractional Shares). While continued active Employment is not required in order to receive delivery of the Shares underlying your Discount RSUs that are or become Vested, all other terms and conditions of this Award Agreement shall continue to apply, and failure to meet such terms and conditions may result in the termination of some or all of your Discount RSUs (as a result of which no Shares underlying such Discount RSUs would be delivered).

          (b)      Delivery and Transfer Restrictions.

          (i)      Base RSUs.

          (A)      Delivery Date.  The Delivery Date with respect to your Base RSUs shall be the date specified as such on your Award Statement, if that date is during a Window Period or, if that date is not during a Window Period, the first Trading Day of the first Window Period beginning after such date. For purposes of this Agreement, a “Trading Day” is a day on which Shares trade regular way on the New York Stock Exchange. Except as provided in this Paragraph 3 and Paragraphs 2, 8, 10 and 11, in accordance with Section 3.23 of the Plan, reasonably promptly (but in no case more than thirty (30) Business Days) after the date specified as the Delivery Date, Shares underlying your Base RSUs (“Base Shares”) shall be delivered to a brokerage or custody account approved by the Firm.

          (B)      Transfer Restrictions on Base Shares.  Except as provided in Paragraphs 3(c), 4(a) or 8, until the date specified on your Award Statement as the “Transferability Date:” (I) your Base Shares shall not be permitted to be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by you (collectively referred to as the “Transfer Restrictions”) and any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the Transfer Restrictions shall be void; and (II) if and to the extent your Base Shares are certificated, the certificates representing your Base Shares are subject to the restrictions in this Paragraph 3(b)(i)(B) and GS Inc. shall advise its transfer agent to place a stop order against your Base Shares. Within 30 Business Days after the Transferability Date (or any other date described herein the Transfer Restrictions are removed), GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove the Transfer Restrictions.

          (C)      Escrow.  Pending receipt of any consents deemed necessary or appropriate by the Firm, Shares in respect of your DSP Award initially may be delivered into an escrow account meeting such terms and conditions as determined by the Firm. Any such escrow arrangement shall, unless otherwise determined by the Firm, provide that (i) the escrow agent shall have the exclusive authority to vote such Shares while held in escrow and (ii) dividends paid on such Shares held in escrow may be accumulated and shall be paid as determined by GS Inc. in its discretion. By accepting your DSP Award, you have agreed to execute such documents and take such steps as may be deemed necessary or appropriate by the Firm to establish and maintain any such escrow account.

          (ii)      Discount RSUs.  The Delivery Date with respect to your Outstanding Vested Discount RSUs shall be the date specified as such on your Award Statement, if that date is during a Window Period or, if that date is not during a Window Period, the first Trading Day of the first Window Period beginning after such date. Except as provided in this Paragraph 3 and in Paragraphs 2, 4(b), 5, 6, 7, 8, 10 and 11, in accordance with Section 3.23 of the Plan, reasonably promptly (but in no case more than thirty (30) Business Days) after any date specified as the Delivery Date (or any other date delivery of Shares is called for hereunder), Shares underlying the number or percentage of your then Outstanding Discount RSUs with respect to which the Delivery Date (or other date) has occurred (which number of Shares may be rounded to avoid fractional shares) shall be delivered to a brokerage or custody account approved by the Firm,

          (iii)      Certain “Covered Employees.”  Notwithstanding the foregoing, if you are or become considered by GS Inc. to be one of its “covered employees” within the meaning of Section 162(m) of the Code, then you shall be subject to Section 3.21.3 of the Plan, as a result of which delivery of your Shares may be delayed.

          (iv)      Right to Deliver Cash or Other Property.  In accordance with Section 1.3.2(i) of the Plan, in the discretion of the Committee, in lieu of all or any portion of the Shares otherwise deliverable in respect of all or any portion of your DSP RSUs, the Firm may deliver cash, other securities, other Awards or other property, and all references in this Award Agreement to deliveries of Shares shall include such deliveries of cash, other securities, other Awards or other property.

          (c)      Death.  Notwithstanding any other provision of this Award Agreement, if you die prior to the Delivery Date with respect to your DSP RSUs and/or the Transferability Restrictions with respect to your Base Shares, as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee: (i) your Base Shares and the Shares underlying all of your then Outstanding DSP RSUs shall be delivered to the representative of your estate; and (ii) the Transfer Restrictions then applicable to your Base Shares shall be removed.

          4.      Termination of Employment.

          (a)      Base Shares.  Unless the Committee determines otherwise, if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm (other than by reason of Extended Absence or solely as a result of “downsizing” as provided in Paragraph 7(b)), the Transfer Restrictions will be removed as soon as practicable after the date your Employment so terminates. If your Employment terminates by reason of Extended Absence or solely by reason of a “downsizing” as provided in Paragraph 7(b), the Transfer Restrictions shall continue to apply to your Base Shares until the Transferability Date in accordance with Paragraph 3(b)(i)(B) hereof.

          (b)      Discount RSUs.  Unless the Committee determines otherwise, except as provided in Paragraphs 3(c), 7 and 8, if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, your rights in respect of your Discount RSUs (but not your Base RSUs) that were Outstanding, but that had not yet become Vested, immediately prior to your termination of Employment immediately shall terminate, such Discount RSUs shall cease to be Outstanding, and no Shares shall be delivered in respect thereof.

          5.      Termination of Discount RSUs and Non-Delivery of Shares.  Unless the Committee determines otherwise, and except as provided in Paragraphs 7 and 8, your rights in respect of all of your Outstanding Discount RSUs (whether or not Vested), immediately shall terminate, such Discount RSUs shall cease to be Outstanding, and no Shares shall be delivered in respect thereof if:

          (a)      you attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 13 or Section 3.17 of the Plan;

          (b)      any event that constitutes Cause has occurred;

          (c)      you, in any manner, directly or indirectly, (A) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (B) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (C) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise or (D) on behalf of yourself or any person or Competitive Enterprise hire, or participate in the hiring of, any Selected Firm Personnel, or identify, or participate in the identification of, Selected Firm Personnel for potential hiring, whether as an employee or consultant or otherwise;

          (d)      you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan and this Award Agreement. By accepting the delivery of Shares under this Award Agreement, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of the Plan and this Award Agreement;

          (e)      the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm, including, without limitation, any offer letter, employment agreement, the Shareholders’ Agreement, or any other shareholders’ agreement to which other similarly situated employees of the Firm are a party; or

          (f)      as a result of any action brought by you, it is determined that any of the terms or conditions of this Award Agreement are invalid.

For purposes of the foregoing, the term “Selected Firm Personnel” means: (i) any Firm employee or consultant (A) with whom you personally worked while employed by the Firm, or (B) who at any time during the year immediately preceding your termination of Employment with the Firm, worked in the same division in which you worked, and (ii) any Managing Director of the Firm.

          6.      Repayment.  The provisions of Section 2.6.3 of the Plan (which requires Award recipients to repay to the Firm amounts delivered to them if the Committee determines that all terms and conditions of this Award Agreement in respect of such delivery were not satisfied) shall apply to your Discount RSUs, but not your Base RSUs or Base Shares.

          7.      Extended Absence and Downsizing.

          (a)      Extended Absence.

          (i)      Notwithstanding any other provision of this Award Agreement, but subject to Paragraph 7(a)(ii), solely with respect to any Discount RSUs that were Outstanding but that had not yet become Vested prior to your termination of Employment by reason of Extended Absence, the condition set forth in Paragraph 4(b) shall be waived with respect to any such Discount RSUs (as a result of which such Discount RSUs shall become Vested), but all other terms and conditions of this Award Agreement shall continue to apply. Any termination of Employment by reason of Extended Absence shall not affect your Base RSUs or Base Shares, and the Transfer Restrictions shall continue to apply until the Transferability Date as provided in Paragraph 3(b)(i)(B).

          (ii)      Without limiting the application of Paragraph 4(b), your rights in respect of your Outstanding Discount RSUs that become Vested in accordance with Paragraph 7(a)(i) immediately shall terminate, such Outstanding Discount RSUs shall cease to be Outstanding, and no Shares shall be delivered in respect thereof if, prior to the original Vesting Date with respect to such Discount RSUs, you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise.

          (b)      Downsizing.

          (i)      Notwithstanding any other provision of this Award Agreement and subject to your executing such general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee, if your Employment is terminated solely by reason of a “downsizing,” the condition set forth in Paragraph 4(b) shall be waived with respect to a portion of your Discount RSUs that were Outstanding but that had not yet become Vested prior to your termination of Employment by reason of “downsizing,” as a result of which you shall become Vested in a portion of such Discount RSUs, determined with respect to each remaining Vesting Date by multiplying the number of Discount RSUs that would become Vested on each remaining Vesting Date by a fraction, the numerator of which is the number of months from the Date of Grant to the date your Employment terminated and the denominator of which is the number of months from the Date of Grant to the applicable Vesting Date, but all other terms and conditions of this Award Agreement shall continue to apply. Your termination of Employment by reason of “downsizing” shall not affect your Base Shares, and the Transfer Restrictions shall continue to apply until the Transferability Date as provided in Paragraph 3(b)(i)(B).

          (ii)      Whether or not your Employment is terminated solely by reason of a “downsizing” shall be determined by the Firm in its sole discretion. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will be solely by reason of a “downsizing.”

          8.      Change in Control. Notwithstanding anything to the contrary in this Award Agreement, in the event a Change in Control shall occur and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate your Employment for Good Reason, all Shares underlying your then Outstanding DSP RSUs, whether or not Vested, shall be delivered, and the Transfer Restrictions with respect to your Base Shares shall be removed.

          9.      Dividend Equivalent Rights. Each of your DSP RSUs shall include a Dividend Equivalent Right. Accordingly, with respect to each of your Outstanding DSP RSUs, at or after the time of distribution of any regular cash dividend paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant, you shall be entitled to receive an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the Share underlying such Outstanding DSP RSU. Payment in respect of a Dividend Equivalent Right shall be made only with respect to DSP RSUs that are Outstanding on the payment date. Each Dividend Equivalent Right shall be subject to the provisions of Section 2.8.2 of the Plan.

          10.      Certain Additional Terms, Conditions and Agreements.

          (a)      The delivery of Shares in respect of your DSP RSUs is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan.

          (b)      Your rights in respect of your Discount RSUs are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees of the Firm are a party.

          (c)      Your rights in respect of your DSP RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable.

          (d)      You understand and agree, in accordance with Section 3.3 of the Plan, by accepting this

Award, you have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, which are incorporated herein by reference.

          (e)      You understand and agree, in accordance with Section 3.22 of the Plan, by accepting this Award you have agreed to be subject to the Firm’s policies in effect from time to time concerning trading in Shares and hedging or pledging Shares and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and confidential or proprietary information, and to effect sales of Shares delivered to you in respect of your DSP RSUs in accordance with such rules and procedures as may be adopted from time to time with respect to sales of such Shares (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm). In addition, you understand and agree that you shall be responsible for all brokerage costs and other fees or expenses associated with your Award, including without limitation, such brokerage costs or other fees or expenses in connection with the sale of Shares delivered to you hereunder in respect of your DSP RSUs.

          (f)      GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under this Award Agreement or under any separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.

          11.      Right of Offset. The obligation to deliver Shares under this Award Agreement or to remove the Transfer Restrictions is subject to Section 3.4 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.

          12.      Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(g) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend this Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.

          13.      Arbitration; Choice of Forum. BY ACCEPTING THIS DSP AWARD, YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND WHICH, AMONG OTHER THINGS, PROVIDE THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN, SHALL APPLY.

          14.      Non-transferability. Except as otherwise may be provided by the Committee, and subject to Paragraph 3 hereof, the limitations on transferability set forth in Section 3.5 of the Plan shall apply to this DSP Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 14 or Section 3.5 of the Plan shall be void.

          15.      Governing Law. YOUR DSP RSU AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

          16.      Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

          IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.
By:
Name:	Henry M. Paulson, Jr.
Title:	Chairman and Chief Executive Officer